Energy & Engine Technology Corporation CEO Interviewed By Wall Street Reporter Regarding Corporate Developments

November 03, 2004 12:32:00 PM ET

PLANO, Texas, Nov. 3 /PRNewswire-FirstCall/ -- Energy & Engine Technology Corporation (OTC Bulletin Board: EENT) (EENT) announced today that its CEO, Will McAndrew, conducted an interview with Wall Street Reporter on recent corporate developments, including commencement of production in its new Pompano Beach, Florida facility, as described in press releases issued last week. The interview occurred on Wednesday, November 3 at 10:30 A.M. Eastern time. The interview may be found at http://www.wallstreetreporter.com/profiles/EnergyEngineTechnology.html .

Wall Street Reporter published its first issue in 1843. Today, it reaches every area of the financial community. Its library has grown to over 22,000 interviews and its business now extends from five print and online magazines to investor events, roundtables, radio, and television. More than 80,000 portfolio managers, analysts, venture capitalists, and other decision makers (not to mention 3,500 financial editors, reporters, and TV producers) read its publications. Its website (http://www.wallstreetreporter.com ) receives 4.5 million hits per month. The Wall Street Reporter is a premier information source for professional investors seeking successful new investment ideas.

The interview is also available on EENT's website, http://www.eent.net , by clicking on the appropriate link.

About Energy & Engine Technology Corporation

EENT (http://www.eent.net ), headquartered in Plano, Texas, develops and markets power generation products for the long haul trucking industry and for marine, military and stand alone applications through its BMZ Generators Technology subsidiary.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this communication (as well as information included in oral statements or other written statements made or to be made by Energy & Engine Technology Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology and energy industries, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Energy & Engine Technology Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financial activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors.